UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 15, 2006
FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)

001-14793
(Commission File Number)

Puerto Rico	66-0561882
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip Code)
(787) 729 8200
(Registrant’s Telephone Number, including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
First BanCorp entered into an employment agreement with Lawrence Odell on February 15, 2006 relating to his retention as Executive Vice President and General Counsel of the Company and its subsidiary, FirstBank. Mr. Odell’s employment agreement provides that he will remain a partner at the law firm of Martinez, Odell & Calabria (the “Law Firm”) during the term of his employment with the Company and may continue to render legal services to a select and limited group of clients of the Law Firm. Mr. Odell and the Law Firm have provided legal services to the Company since August 2005.
Under the terms of his employment agreement, Mr. Odell will receive a base salary of $100.00 a year and the opportunity to receive annual performance bonuses based upon his achievement of predetermined business objectives. In addition, he received a stock option exercisable for 100,000 shares of common stock and will receive the use of a Company automobile. Finally, Mr. Odell will be entitled to participate in other employee benefits in which the Company’s other executive officers participate, including stock option plans. The employment agreement includes termination and change in control benefits that are consistent with those provided to other executive officers. Upon a termination by the Board without cause, Mr. Odell will be entitled to receive a severance payment in the amount of $1,800,000. Upon a change in control of First BanCorp, he will be entitled to receive a payment equal to the aggregate of $1,800,000 plus four times the highest cash performance bonus paid to him in any of the four fiscal years prior to the date of the change in control, and the value of any other benefits identified in an exhibit to his employment agreement that were provided to him during the year of the change in control.
At the same time, First BanCorp entered into a services agreement with the Law Firm relating to its provision of the services of Mr. Odell as Executive Vice President and General Counsel of First BanCorp. The services agreement provides for monthly payments to the Law Firm of $60,000. First BanCorp’s Board of Directors also determined to retain the Law Firm to provide general corporate and banking advice to the Company and its subsidiaries.
The employment agreement has a four-year term with automatic one year extensions. The services agreement has a four-year term.
Item 8.01 Other Events.
In a letter dated February 8, 2006, the Office of Thrift Supervision (“OTS”) advised UniBank (the “Bank”), a subsidiary of First BanCorp, that it is imposing certain restrictions and requirements on the Bank. These restrictions and requirements are being imposed as a result of FirstBanCorp’s need to restate previously issued financial statements and OTS’ awareness of an investigation by the Securities and Exchange Commission. In its letter, OTS noted that the “restrictions and requirements [being imposed] are not the result of UniBank’s financial position or based upon its regulatory compliance position” and that the Bank is not a “troubled institution” as defined by applicable regulations.
Under the imposed restrictions, the Bank cannot:
(i)	pay any dividend to FirstBanCorp without the prior written approval of the OTS Regional Director;

(ii)	enter a “covered transaction” with First BanCorp or any of its affiliates (as defined by applicable regulations) without the prior written approval of the OTS Regional Director. A covered transaction means, with respect to any affiliate of the Bank: (a) any loan or extension of credit to the affiliate; (b) any purchase of or an investment in securities issued by the affiliate; (c) any purchase of assets, including assets subject to an agreement to repurchase, from the affiliate; (d) the acceptance of securities issued by the affiliate as collateral security for a loan or extension of credit to any person or company; or (e) the issuance of a guarantee, acceptance, or letter of credit, including an endorsement or standby letter of credit on behalf of an affiliate;

(iii)	enter into any agreement to sell loans or any portions of any loans to First BanCorp or its affiliates;

(iv)	make any payments to FirstBanCorp or its affiliates pursuant to a tax-sharing agreement without the prior written approval of the OTS Regional Director;

(v)	make any payment to First BanCorp or its affiliates via an intercompany account or arrangement (unless pursuant to a pre-existing contractual agreement for services rendered in the normal course of business); and

(vi)	employ or receive consultative services from an executive officer of FirstBanCorp or its affiliates (as defined by applicable regulations) without the prior written approval of the OTS Regional Director.
Also, on February 15, 2006, First BanCorp announced certain changes to the Board of Directors and its retention of a General Counsel. Attached as Exhibit 99.1 is a press release that describes these events.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated February 15, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2006	FIRST BANCORP

	By:	/s/ Luis M. Cabrera

	Name:	Luis M. Cabrera
	Title:	Executive Vice President and Interim
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 15, 2006